As filed with the Securities and Exchange Commission on May 27, 1999.

Registration No. 333-35981

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1
                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             INNOVO GROUP INC.
           (Exact name of registrant as specified in its charter)

            Delaware 	                        			    5199
  (State of other jurisdiction 	      	(Primary Standard Industrial
of incorporation or organization)      	Classification Code Number)

                                11-2928178
                  (IRS Empoyer Identification Number)

                        1808 North Cherry Street
                       Knoxville, Tennessee 37917
                             (423) 546-1110
          (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


Samuel J. Furrow, Jr.	     		With a copy to:		   Gilbert H. Davis
INNOVO GROUP INC.                          				  Sims Moss Kline & Davis LLP
1808 North Cherry Street					                    Suite 310, 1000 Abernathy Road
Knoxville, Tennessee 37917				                   Atlanta, Georgia 30328
(423) 546-1110					                              (770) 481-7200
(Address, including zip code,
and telephone number, including
area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


INNOVO GROUP INC.

Common Stock

794,016 Shares Offered by Selling Stockholders


* The shares of common stock offered by this prospectus are being sold by the stockholders listed on page 8 of this prospectus. The company will not receive any proceeds from the sale of these shares.

* Our common stock is traded on the Nasdaq SmallCap
Market under the symbol INNO.

* The shares will be sold by the respective selling stockholders in one or more sales through the Nasdaq SmallCap Market, any other market on which our common stock is traded at the time of the sale, or in individually negotiated transactions.

* On May 21, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $1.5625. You should obtain a current market price quotation before you buy any of the offered shares.

Our principal executive offices are located at 1808 North
Cherry Street, Knoxville, Tennessee 37917.  Our telephone number is
(423) 546-1110.

      --------------------------------------------------

The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 2 of this prospectus.

      --------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      --------------------------------------------------


May 24, 1999

TABLE OF CONTENTS

Page

Risk Factors

Forward-Looking Statements

Use of Proceeds

Dividend Policy

Selling Stockholders

Plan of Distribution

Description of Securities

Where You Can Find More Information

Experts

Cautionary Statements


RISK FACTORS

This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this prospectus, before deciding to invest in shares of our common stock.

Risks Associated with Our Past Financial Results

We Could Be Required to Cut Back or Stop Operations If We Are Unable to Raise or Obtain Needed Funding

Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

Our cash requirements to run our business have been and will continue to be significant. Since 1996, our negative cash flow and losses from continuing operations have been as follows:

                       Negative Cash Flow		  Losses from
                       from Operating	      	Continuing
Fiscal year ended:		   Activities		         	Operations

November 30, 1998     	$1,238,000		         	$2,267,000

November 30, 1997     	$1,339,000		         	$1,729,000

November 30, 1996    		$2,716,000		         	$2,983,000

As of February 28, 1999 we accumulated losses of almost $26 million. The company has continued to generate losses through the first quarter of 1999. Although we have undertaken numerous measures to increase sales and operate more efficiently, the company may experience further losses and negative cash flows. We can give you no assurance that the company will in fact operate profitably in the future.

Risks Associated with Our Business

We Must Expand Sales of Our Existing Products and Successfully
Introduce New Products to Increase Revenues and Attain Profitability

Our success will depend on our ability to expand sales of our current products to new and existing customers, as well as the development or acquisition of new product designs and the acquisition of new licenses. We began development of our Action Performance Fan Fueler licenses in the fourth quarter of fiscal 1998. Shipments under these new licenses began in January 1999. We have little control over the demand for our existing products, and we cannot assure you that the new products we introduce will achieve acceptance. Failure to expand our sales of existing products and new products would significantly and negatively affect our ability to achieve profitability.

We Are Dependent on Certain Contractual Relationships to Generate Our
Revenues

Our sales are dependent to some degree upon the contractual relationships we establish with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well known logos, marks and characters such as Warner Bros. and Disney, as well as league and team logos and marks licensed by Major League Baseball, The National Football League, the NBA, the National Hockey League, and major colleges and universities. Although we believe we will continue to meet all of our material obligations under such license agreements, there can be no assurance that such licensing rights will continue or
will be available for renewal on favorable terms.   Failure to obtain
new licenses or extensions on current licenses or to sell such products, for any reason, could have a significant negative impact on our business.

The Seasonal Nature of Our Business Makes Management More Difficult, Severely Reduces Cash Flow and Liquidity During Parts of the Year and Could Force Us to Curtail Operations


Our business is seasonal. The majority of our marketing and sales activities take place from late fall to early spring. Our greatest volume of shipments and sales occur from late spring through the summer, which coincides with our second and third fiscal quarters. Our cash flow is strongest in the third and fourth fiscal quarters. Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year. We are likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available. We cannot assure you that the effects of such seasonality will diminish in the future.

We Have a Large Number of Competitors, Including Some Competitors
Such as Reebok, Nike and Adidas With Substantially Greater Financial, Technical and Other Resources than We Do

The industry in which the company operates is fragmented and highly competitive. The company competes against a large number of manufacturers, importers, and other companies that distribute products similar to the products of two of the company's wholly owned subsidiaries, Innovo, Inc. ("Innovo") and NP International, Inc.
("NP International").   Although the manufacture and sale of products
bearing sports logos requires a license, our licenses are non-exclusive and we do not have any control over the granting of additional licenses by the licensing entities. Some of our competitors possess substantially greater financial, technical and other resources than we do, including the ability to implement more extensive marketing campaigns. For example, NP International's sports-licensed products compete with those of sporting goods manufacturers, such as Reebok, Nike and Adidas, that produce or license the manufacture of sports bags bearing their names and logos. We do not hold a dominant competitive position in any market, and our ability to sell our products is dependent upon the anticipated popularity of our designs, the logos or characters our products bear, the price and quality of our products and our ability to meet our customers' delivery schedules.

Risks Associated with Our Securities

We Do Not Anticipate Paying Any Dividends on the Common Stock

The company had not paid any dividends nor do we anticipate paying any dividends on the common stock in the foreseeable future. Our operating subsidiaries are currently restricted as to the payment of dividends to us. It is also our present policy to retain earnings, if any, for the use in the development and expansion of the company's business.

We Have a Substantial Number of Authorized Preferred and Common
Shares Available for Future Issuances that Could Cause Dilution of Stockholder Interests

The company has a total of 15,000,000 authorized shares of common stock and 5,000,000 authorized shares of "blank check" preferred stock. We expect to seek financing which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital stock would result in a reduction of your percentage interest in our company. Furthermore, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.


The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

Our board of directors has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock. The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

We Are Controlled by Our Management and Other Related Parties

Our executive officers, directors and affiliates beneficially own or have voting control over approximately 39.6% of the issued and outstanding common stock. Because of their stock ownership and/or positions with the company, these persons have been and will continue to be in a position to greatly influence the election of directors and thus control the affairs of the company. Additionally, the company's by-laws limit the ability of stockholders to call a meeting of the stockholders. These by-law provisions could have the effect of discouraging a takeover of the company, and therefore may adversely affect the market price and liquidity of the company's securities. The company is also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control of the company. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of the company's securities.

Our Stock Price Is Extremely Volatile and May Decrease Rapidly

The trading price and volume of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by us or our competitors, and general conditions in our industries. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.


Including the 794,016 shares subject to this prospectus, there are a total of 2,081,204 shares that may be sold in the Nasdaq SmallCap Market by selling stockholders pursuant to registration statements filed by the company. An additional 469,571 shares that are currently issued and outstanding are "restricted" pursuant to Rule 144 under the Securities Act. Of those shares, 500 are currently eligible for resale through the Nasdaq SmallCap Market pursuant to Rule 144, with an additional 19, 571 to be eligible in September 1999 and 449,500 eligible in October 1999 for sale pursuant to Rule 144. However, Rule 144 will limit sales from the 449,500 block in any 90-day period to the greater 1.0% of outstanding shares and the highest average of the average weekly reported volume of trading of the common stock during the prior four calendar weeks. Sales of those shares could also adversely affect our stock price.

If We Cannot Meet the Nasdaq SmallCap Market Maintenance Requirements and Nasdaq Rules, Nasdaq May Delist the Common Stock Which Could
Negatively Affect the Price of the Common Stock and Your Ability to Sell the Common Stock

In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we are unable to satisfy the Nasdaq criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. "electronic bulletin board." As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

On February 27, 1998, Nasdaq notified the company that it was
not in compliance with the $1.00 minimum bid price requirement.   The
common stock generally traded at prices below $1.00 beginning in November 1995 and until the company completed a one-for-ten reverse split effective on September 11, 1998. Since the reverse split, the bid price on the company's stock has consistently exceeded $1.00. However, there can be no assurance that this will continue.

During the first quarter of fiscal 1999, we incurred a net loss of $632,000. That loss reduced our tangible net worth to $1,482,000, $512,000 below the minimum of $2,000,000 required for continued Nasdaq SmallCap Market listing. We have increased the company's tangible net worth through private sales of common stock to maintain our Nasdaq SmallCap listing, but we can give no assurance that it will be able to do so in the future if we experience substantial losses.

If Nasdaq Delists Our Common Stock You Would Need to Comply with the Penny Stock Regulations Which Could Make it More Difficult to Sell Your Common Stock

 In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.


The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

USE OF PROCEEDS

The company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

DIVIDEND POLICY

The company has never declared or paid a dividend on its common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

SELLING STOCKHOLDERS

The following table sets forth (i) the amount and percentage of shares of common stock beneficially owned by each selling stockholder prior to this offering, (ii) the number of such shares being offered by each selling stockholder to the public from time to time pursuant hereto, and (iii) the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders upon completion of this offering (assuming the sale by the selling stockholders of all the shares of common stock offered by means of this prospectus).

                                  Shares Beneficially	      	   Shares	   	Shares Beneficially Owned
                            Owned Prior to the Offering (1)    	Offered        After the Offering
 Name		        	  	           Shares         		% 			                        	 Number      		%
Josephine Finnegan		           29,350		        *               		29,350     	  --		        --
William T. and Virginia
   C. Williams		             	155,700	       	2.9%            		150,000(2) 	  5,700		       *
Martha H. Morris		             37,500		        *		               37,500(3)   	 --		        --
Thomas E. Looney	            	114,000	       	2.1%	             	30,000(3)   84,000 		     1.5%
Delaware Charter
   Guarantee and Trust
   Co., trustee FBO Dr.
   John G. Looney
   rollover IRA			             93,500       		1.7%	             	60,000(3) 	 33,500		       *
Forbus Investments,
   L.P. (4)		                	245,833       		4.5%            		245,833		      --		        --
Daniel A. Page (5)	          	433,833       		7.9%	            	208,333   		225,500		      4.1%
J. Eric Hendrickson (6)		      49,288        		*		               32,600   		16,288		        *

* Less than 1% of outstanding shares.


(1)	Excludes shares which Mr. Page may obtain upon the exercise of stock options.

(2)	Mr. Williams has granted to the company rights of first refusal with respect to the shares offered by means of this prospectus, and has agreed to limitations on the reoffer and resale of such shares.

(3)	Martha H. Morris, Thomas E. Looney and the Delaware Charter
    Guarantee and Trust Co., trustee FBO Dr. John G. Looney Rollover IRA ("the John G. Looney IRA Trust") have each agreed, as to the shares of common stock offered by means of this prospectus, to limit sales to 2,500, 1,250 and 2,500 shares, respectively, per month on a cumulative basis, through November 1999.

(4)	Under the rules of the Commission, L. E. Smith may be deemed to be the beneficial owner of the shares of common stock owned by Forbus Investments, L.P. Mr. Smith disclaims beneficial ownership of the shares of common stock owned by Forbus
    Investments, L.P.  Mr. Smith was the company's Chairman and
    Chief Executive Officer from August 1997 until October 1998 and is a director.

(5)	Mr. Page is our Chief Operating Office and a director.  His
    shares owned before and after this offering include 90,000 shares subject to exercisable options.

(6)	Mr. Hendrickson was our Vice President, Secretary and Treasurer
    from August 1997 until April 1999, and a director from August
    1997 until April 1999.

PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

* on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

* in the over-the-counter market;

* in transactions other than on such exchanges or in the over-the-counter market;

* in connection with short sales; or

* in a combination of any of the above transactions.

The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

* the name of any of the broker-dealers;

* the number of shares involved;

* the price at which the shares are to be sold;

* the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

* that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

* other facts material to the transaction.

Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

DESCRIPTION OF SECURITIES

Common Stock

Pursuant to the company's Amended and Restated Certificate of Incorporation, the company is authorized to issue 15 million shares of common stock, $.10 par value per share. As of the date hereof, the company had outstanding 5,432,122 validly issued, fully paid and nonassessable shares of common stock.

Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock the board of directors of the company may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of the company.

The board of directors may issue the additional shares of common stock, up to the authorization of 15 million shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

The company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

Common Stock Purchase Warrants

In August, 1996, as part of a private placement of units comprised of shares of its common stock and common stock purchase warrants, the company issued 77,575 Class H common stock purchase warrants exercisable for five years at a price of $5.20 per shares. The Class H common stock purchase warrants expire August 2001.

The exercise price of the common stock purchase warrants is subject to adjustment based on anti-dilution provisions that are triggered upon a stock dividend, stock split, reverse stock split, reorganization, reclassification, consolidation, merger or sale of all or substantially all of the company's assets.

Registration Rights

The holders of the 150,000 shares issued by the company in the November 1997 private placement are entitled to certain demand and piggyback registration rights with respect to such shares of common stock. These rights provide, generally, that upon the request of the holders of a majority of such 150,000 shares of common stock the company shall, as soon as practicable, give written notice of such request to all holders of such common stock and then, as soon as practicable thereafter, shall file a registration statement covering the number of shares as to which the holders of such common stock have requested registration. Additionally, the holders of such 150,000 shares of common stock are entitled to the "piggyback" registration of such shares of common stock if the company proposed to register any of its securities under the Securities Act, except that, among other conditions, the underwriters of any offering have the right to limit the number of shares included in such registration. Martha H. Morris, Thomas E. Looney and the John G. Looney IRA Trust, which are the holders of 60,000, 30,000 and 60,000, respectively, of such 150,000 sharers, have each agreed to limit sales of such shares to 2,500, 1,250 and 2,500 shares, respectively, per month on a cumulative basis, through November 1999. The piggyback registration rights with respect to such 150,000 shares have been exercised in connection with the registration statement of which this prospectus forms a part. See "Selling Stockholders."

Certain Provisions Relating to Share Acquisitions

Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. The company has made no such election and is therefore governed by Section 203. Such anti-takeover provision may have an adverse effect on the market for the company's securities.

Indemnification and Limitation of Liability


The company's Amended and Restated Certificate of
Incorporation provides that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, the company's directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities for environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the company as to which indemnification is being sought, nor is the company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer and Warrant Agent

The transfer agent for the company's common stock is American
Securities Transfer, Lakewood, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our annual report on Form 10-K for the fiscal year ended
   November 30,1998;

2.	Our definitive proxy statement for our 1999 annual
   meeting of shareholders; and

3.	Our quarterly reports on Form 10-Q for the three months
   ended February 28, 1999.

You may request a copy of these filings, at no cost, by writing to or calling Bradley White, Innovo Group Inc., 1808 North Cherry
Street, Knoxville, Tennessee, 37917, telephone 423-546-1110.

EXPERTS

Our consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated in this prospectus by reference. Those reports are incorporated into this prospectus by reference in reliance upon such reports given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

CAUTIONARY STATEMENTS

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

SEC registration fee		          		$  2,165*
NASD fee					                       30,500
Accounting fees and expenses		      17,500
Legal fees and expenses			           7,500
Printing and engraving expenses		    5,000
Blue Sky fees and expenses			          --
Transfer Agent and Register fee		      --
Miscellaneous expenses			            5,000
                                  --------
                                   $67,665
*Previously paid.


Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and
(ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however,
Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such persons's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the company's Amended and Restated Certificate of Incorporation requires that the company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the company to the fullest extent allowed by Delaware law.


The company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.	Exhibits

The following exhibits are filed as part of the Registration Statement:

                                       Exhibit Index

Exhibit
Number		    Description		                                				Reference No.
3.1			   Form of Amended and Restated Certificate
         of Incorporation of Registrant.			                  Filed Herewith

3.2			   Amended and Restated Bylaws of Registrant.*        	4.2 (1)

21		    	Subsidiaries of the Registrant*                   			21 (2)

23.1	  		Consent of BDO Seidman

24	    		Power of Attorney (see Signature Page)             		24 (3)


__________________________

* Certain of the exhibits to this Report, indicated by an asterisk, are incorporated by reference to other documents on file with the Securities and Exchange Commission with which they were physically filed, to be part hereof as of their respective dates. Documents to which reference is made are as follows:

(1)  Current Report on Form 8-K of Innovo Group Inc. (file no.
     0-18926) dated May 10, 1993 filed November 12, 1993.


(2)  Current Report on Form 8-K of Innovo Group Inc. (file
     0-18926) dated April 12, 1996 filed April 29, 1996.

(3)  Registration Statement on Form S-3 (file 333-12527) of
     Innovo Group In. filed September 23, 1996.


Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)   To include any prospectus required by section
              10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b)	Insofar as indemnification for liabilities arising under
    the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assured by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

(d)	The undersigned registrant hereby undertakes that, for
    purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Knoxville, Tennessee on May 11, 1999.

                                           INNOVO GROUP INC.


                                           By:       /s/ Samuel J. Furrow
                                              ------------------------------
                                                     Samuel J. Furrow
                                                     Chairman of the Board
                                                     and Chief Executive
                                                     Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  				Title                        	Date
________________________       ____________________________  ______________

 /s/ Samuel J. Furrow         	Chairman of the Board and   		May 11, 1999
------------------------
  Samuel J. Furrow          			Chief Executive Officer;
                               Principal Executive Officer


 /s/ Dan Page                 	Chief Operating Officer     		May 11, 1999
------------------------
  Dan Page			   	              and Director


 /s/ Patricia Anderson-Lasko  	President and Director      		May 11, 1999
------------------------
  Patricia Anderson-Lasko


 /s/ L.E. Smith               	Director                  				May 11, 1999
------------------------
  L.E. Smith


 /s/ Robert S. Talbott        	Director                  				May 11, 1999
------------------------
  Robert S. Talbott


 /s/ Samuel J. Furrow, Jr.     Vice President, Secretary	   	May 11, 1999
------------------------
  Samuel J. Furrow, Jr.	     		and Director


 /s/ Marc B. Crossman         	Director                  				May 11, 1999
------------------------
  Marc B. Crossman


 /s/ Bradley T. White         	Controller and Treasurer;     May 11, 1999
------------------------
  Bradley T. White			          Principal Financial and
                               Accounting Officer



Exhibit 23.1


Consent of Independent Certified Public Accountants



Board of Directors
Innovo Group Inc.

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement No. 333-35981 of our reports dated February 10, 1999 (and March 10, 1999 as regards Note 13 thereto), relating to the consolidated financial statements and schedule of Innovo Group Inc. and subsidiaries appearing in the company's Annual Report on Form 10-K for the year ended November 30, 1998.

We also consent to the references to us under the caption
"Experts" in the prospectus.



BDO SEIDMAN, LLP



Atlanta, Georgia
May 27, 1999